Registration No. 333-120495
MTN No. 599 Rule 424(b)(2)
PRICING SUPPLEMENT No. 4 Dated May 3, 2005 (To Prospectus dated December 17, 2004)
$10,000,000,000
HSBC F I N A N C E C O R P O R A T I O N
Medium Term Notes
Due Nine Months or More from Date of Issue Floating Rate Notes
Principal Amount: $300,000,000
Denomination Size: USD 5,000 minimum denomination USD 1,000 integral multiple thereafter
Price to Public: 100%	Proceeds to HSBC: 99.94%
Issue Date: May 10, 2005	Stated Maturity: May 10, 2007
Redeemable On or After: Not Applicable
Initial Interest Rate: To be determined on May 10, 2005
Interest Rate Basis: Federal Funds Open Rate (See Appendix A attached)
Index Maturity: Daily
Spread or Spread Multiplier: Plus .13% (+13 basis points)

Interest Payment Dates: Quarterly on the 10th of each February, May, August, and November, commencing August 10, 2005, and the Stated Maturity. If said day is not a Business Day, such interest payment date shall be postponed to the next succeeding Business Day except if such day falls in the next calendar month, such Interest Payment Date will be the immediately proceeding day that is a Business Day.

Regular Record Date: The date fifteen (15) calendar days (whether or not a Business Day) prior to each Interest Payment Date or the Stated Maturity, as the case may be.

Interest Reset Date: On each Business Day, except that the Federal Funds Open Rate in effect for any day that is not a Business Day shall be the Federal Funds Open Rate in effect for the prior Business Day.

Interest Determination Date: Each Interest Reset Date.
Agents	Principal Amount Purchased
HSBC Securities (USA) Inc.	$267,300,000	DTC 2467
Barclays Capital Inc.	$9,900,000
Calyon Securities (USA) Inc.	$9,900,000
Deutsche Bank Securities Inc.	$9,900,000
Mellon Financial Markets, LLC	$3,000,000

Agent's Discount or Commission: .06%	CUSIP: 40429JAD9

Appendix A

Notwithstanding anything to the contrary contained in the Prospectus dated December 17, 2004, "Federal Funds Open Rate" shall mean:

The rate for that day under the heading "Federal Funds" for the relevant Index Maturity and opposite the caption "Open" as such rate is displayed on Moneyline Telerate Page 5. If on a Calculation Date for an interest period such rate for an Interest Determination Date in that interest period does not appear on Moneyline Telerate Page 5, the rate for the Interest Determination Date will be the rate for that day displayed on FFPREBON Index page on Bloomberg which is the Fed Funds Opening Rate as reported by Prebon Yamane (or a successor) on Bloomberg. If on a Calculation Date for an interest period such rate for an Interest Determination Date in that interest period does not appear on Moneyline Telerate Page 5 or FFPREBON Index page on Bloomberg, or another recognized source by 3:00 P.M., New York City time, on the related Calculation Date, the rate for such Interest Determination Date will be the arithmetic mean of the rates for the last transaction in overnight U.S. Dollar Federal Funds prior to 9:00a.m., New York City time, on that day arranged by three brokers of Federal Funds transaction in New York City as selected by the Calculation Agent.